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                                                                    EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                           HEALTHEON/WEBMD CORPORATION

                                    ARTICLE I

        The name of this corporation is Healtheon/WebMD Corporation.

                                   ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the corporation at such location is The Corporation Trust Company.

                                  ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        This corporation is authorized to issue one class of stock to be designated "Common Stock" and another class of stock to be designated "Preferred Stock," the rights, preferences and privileges of which may from time to time be determined by the Board of Directors. The total number of shares of Common Stock that this corporation is authorized to issue is 600,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 10,000,000 with a par value of $0.0001 per share.

                                    ARTICLE V

        The name and mailing address for the incorporator is as follows:

                              David Leibsohn, Esq.

                      C/o Wilson Sonsini Goodrich & Rosati

                               650 Page Mill Road

                            Palo Alto, CA 94304-1050




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                                   ARTICLE VI

        To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor or the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

        Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VII

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII

        In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                   ARTICLE IX

        Section 1. At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Corporation under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

        Section 2. The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual



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meeting of stockholders following the date hereof, the term of office of the
Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Section 3. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                    ARTICLE X

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                   ARTICLE XI

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE XII

        This corporation is to have perpetual existence.


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I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of June, 1999.


                                        /s/ David L. Leibsohn
                                        ----------------------------------------
                                        David L. Leibsohn, Incorporator



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